Exhibit 10.42

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into on March 16, 2015 (the “Effective Date”), by and among DTZ US NewCo, Inc. (the “Company”) and Duncan Palmer (“Executive”). This Agreement shall become effective as of the Effective Date.

WHEREAS, Executive is party to a consulting agreement effective as of October 1, 2014 and pursuant to which Executive has been providing services in respect of the Company and its affiliates (the “Consulting Agreement”);

WHEREAS, the Company desires to terminate the Consulting agreement and employ Executive on the terms and conditions contained herein as of the Effective Date; and

WHEREAS, Executive desires to terminate the Consulting agreement and be employed by and render services to the Company upon and subject to the terms, conditions and other provisions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1.        EMPLOYMENT

1.1        Agreement and Term. The Company hereby agrees to employ Executive as its Global Chief Financial Officer, and Executive hereby accepts such employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. Unless terminated earlier as set forth in Section 3 herein, Executive’s employment and the term under this Agreement shall commence on the Effective Date and shall end on the third (3rd) anniversary thereof (the “Initial Term”); provided, however, that on the third (3rd) anniversary of the Effective Date and on each anniversary of the Effective Date thereafter (each an “Extension Date”), the term of this Agreement shall be automatically extended for an additional one (1) year period, unless either party gives written notice that the term of this Agreement shall not be so extended at least ninety (90) days prior to the next Extension Date (the Initial Term and any such extension, the “Term”).

1.2        Position and Duties. Except as otherwise provided in this Agreement, during the Term of this Agreement, Executive shall report directly to the Executive Chairman of the Company or, in the event there is no Executive Chairman, as the DTZ Jersey Holdings Limited (“TopCo”) Board of Directors (the “Board of Directors”) shall determine. The global CFO role shall include all aspects typical of a global CFO role including managing and directing activities for tax, treasury, accounting and reporting, audit, controls, financial budgeting, planning and analysis and mergers and acquisitions. Executive’s principal work location shall be at the Company’s offices in Chicago, Illinois or such other location as Executive and the Company shall mutually agree, provided that Executive may be required to travel (in accordance with Company travel policies as may be in place from time to time) as necessary in order to perform his duties and responsibilities hereunder. Executive shall carry out his duties and responsibilities at all times in compliance with the Company’s written policies and procedures, as in effect from time to time. During the Term of this Agreement, Executive shall use his best efforts to serve the Company faithfully, diligently and competently and to the best of his ability, and to devote his full working time and business hours, energy, ability, attention and skill to the business of the Company; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities that are conducted outside normal business hours and permitted under Section 1.3 hereof.

1.3        Outside Activities. During the Term of this Agreement, (i) with the prior written consent of the Board of Directors, Executive may serve on the board of directors of a for-profit entity and as a director or advisor of other not-for-profit educational, welfare, social, religious and civic organizations, and (ii) Executive may perform charitable and other activities, and manage his personal investments; provided, however, that in the case of either (i) or (ii) such activities do not interfere with the performance of his duties hereunder and otherwise to the Company and are not in conflict or competitive with, or adverse to, the interests of the Company or any of its affiliates (together and each individually, the “Company Group”). Executive shall not, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with the Company Group. Notwithstanding the foregoing, the Company agrees that Executive may continue to serve on the board of directors for the following entity for so long as such entity is not competing with or competitive to the Company Group: Oshkosh Corporation.

2.        COMPENSATION AND BENEFITS; EXPENSES

2.1        Salary. The Company shall compensate and pay Executive for his services at a rate equivalent to $600,000 per year (“Base Salary”), less payroll deductions and all required tax withholdings, which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives, but no less frequently than monthly. Base Salary shall be subject to periodic review and possible increase (but not decrease) by the Board of Directors based on individual and Company performance, including the performance, scale and growth of the Company as compared to industry peers.

2.2        Bonus. With respect to each fiscal year of the Company ending during the Term and subject to the achievement of any applicable performance goals, based on corporate, business unit and/or individual performance, to be established by the Board of Directors after good faith consultation with Executive, Executive shall be entitled to participate in the Company’s annual incentive plan, as such, and on such terms and conditions as, may be established by the Board of Directors from time to time, under which Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to $600,000 (the “Target Bonus”), with a maximum possible Annual Bonus equal to $1,200,000, and in any case subject to Executive being employed with the Company on the date that the Annual Bonus is paid (except as described in Section 3 below).

2.3        Retention Bonus. Executive shall be entitled to receive a one-time cash payment equal to $1,000,000, less payroll deductions and all required tax withholdings (the “Retention Bonus”), payable within thirty (30) days following the third (3rd) anniversary of October 1, 2014 and subject to Executive remaining employed with the Company as of such date; provided, that if the Term and Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason (i) prior to October 1, 2015, Executive will receive 33.3% of the Retention Bonus, (ii) on or after October 1, 2015, but prior to October 1, 2016, of the Effective Date, Executive will receive 66.6% of the Retention Bonus or (iii) on or after October 1, 2016 of the Effective Date, Executive will receive 100% of the Retention Bonus, in each of (i), (ii) or (iii) to the extent not previously paid and within thirty (30) days following the Termination Date (as defined below).

2.4        Employee Benefits. During the Term of this Agreement, to the extent eligible under the applicable plans or programs, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental and other insurance coverage and group retirement plans. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.

2.5        Equity.

    (a)        On or as soon as practicable following the consummation of the Cassidy Turley acquisition pursuant to that certain agreement and plan of merger to which TopCo is a party and dated as of September 19, 2014 (“Project Casper”), subject to approval by the Board of Directors, TopCo will grant Executive an option (the “Option”) to purchase a number of ordinary shares of TopCo (the “Common Shares”) equal to $6,000,000 divided by the fair market value of a Common Share on the date of grant, one-third (1/3) of which will be a Time-Based Option and two-thirds (2/3) of which will be a Performance-Based Option (as such terms are defined in the Plan, as defined below), pursuant to the DTZ Jersey Holdings Limited Management Equity Incentive Plan (the “Plan”) and an award agreement to be entered into by the Company and Executive (the “Option Grant Agreement”); provided, that in the event the Term and Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason prior to the expiration of the Term and Executive is entitled to the payments and benefits of Section 3.4, subject to Executive satisfying the requirements thereof, Executive shall be vested in an additional 20% of the Time-Based Options (not to exceed 100%) as of the Termination Date; provided, further, that notwithstanding anything to the contrary in the Plan, a termination of the Term and Executive’s employment described in Section 3.4 of this Agreement within six (6) months prior to or twenty-four (24) months following the consummation of a Change in Control (as defined in the Plan) shall be a Qualifying Termination for purposes of the Plan; and provided, further, that with respect to the Performance-Based Options, in the event of a Significant Cash Sale or Liquidity Event (as defined in the Plan) within six (6) months following a termination of the Term and Executive’s employment described in Section 3.4 of this Agreement, Executive shall vest in the number of Performance-Based Options to which he would have been entitled had be remained employed as of the date of such Significant Cash Sale or Liquidity Event, as applicable. The specific terms and conditions governing all aspects of the Options shall be consistent with the Plan and as set forth in the Option Grant Agreement, and as a condition to exercising the Options or otherwise holding Common Shares, Executive shall be required to execute a Management Stockholders’ Agreement in the form attached hereto as Exhibit A (the “Management Stockholders’ Agreement”); provided, that with respect to any Shares (as such term is defined in the Management Stockholders’ Agreement) (i) purchased by

Executive with cash at Fair Market Value (as such term is defined in the Management Stockholders’ Agreement) on the date of such purchase (a “Fair Market Purchase”), and (ii) any Shares received as the result of the settlement of restricted stock units granted in connection with a Fair Market Purchase, but not for purposes of Shares received as a result of the exercise of Options or the settlement of restricted stock units granted other than in connection with a Fair Market Purchase, for purposes of the Call Right under Section 3(b) of the Management Stockholders’ Agreement, Fair Market Value shall not be determined by reference to any pre-established multiple of EBITDA (as such term is defined in the Management Stockholders’ Agreement).

  (b)        On or as soon as practicable following the consummation of Project Casper, Executive shall purchase a number of shares of Common Stock for an aggregate investment of at least $500,000 based on the fair market value per share as of the date of purchase, as determined by the Board of Directors, subject to Executive executing a subscription agreement in the form provided by the Company and the Management Stockholders’ Agreement.

2.6        In the event that, as of the Termination Date, an initial public offering of TopCo has not occurred, from and after the Termination Date, until the earlier of a consummation of an Initial Public Offering (as defined in the Plan) or the date that Executive ceases to own any Common Shares, TopCo shall provide to Executive: (i) quarterly unaudited financial statements of TopCo as soon as available following the applicable quarter end, and annual audited financial statements of TopCo as soon as available following the applicable fiscal year end, (ii) any other financial statements TopCo is required to deliver to its lenders under an effective credit agreement, and (iii) such other information as is required by law.

2.7        Business Expenses. During the Term of this Agreement, the Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, travel and entertainment expenses commensurate with his duties hereunder (including attendance at industry conferences), subject to the Company’s policies as periodically reviewed by the Board of Directors and in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company.

3.        TERMINATION

3.1        Notice of Termination. With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment during the Term of this Agreement by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party. “Notice of Termination” means a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) specifies a Termination Date; provided, however, that Executive or the Company has been provided with any applicable cure period, and (iii) is given in the manner specified in Section 5.2 hereof. “Termination Date” means (i) if Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination, (ii) in the case of termination of employment due to death, the date of Executive’s death, (iii) if either party elects not to extend the Term of this

Agreement pursuant to Section 1.1, the close of business on the day immediately preceding the next scheduled Extension Date (subject to the notice requirements in Section 1.1), or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice of Termination which, in the event of a termination by Executive, shall not be less than ninety (90) days after such Notice of Termination, unless otherwise agreed to by the parties. For purposes of clarification, the Term shall end on the Termination Date.

3.2        Termination Due to Death or Disability. If Executive’s employment and the Term is terminated by reason of Executive’s death or Disability, Executive or his estate shall be entitled to receive: (a) Executive’s earned but unpaid Base Salary through the Termination Date; (b) an amount for reimbursement, paid within thirty (30) days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.7 and in accordance with Company policy; (c) any earned and unused vacation, paid when required by applicable law and no later than thirty (30) days following the Termination Date; and (d) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”). Notwithstanding anything to the contrary in Section 2.2, Executive or his estate shall receive a portion of Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs under this Section 3.2, based on the actual performance results for such fiscal year and pro-rated for the portion of such fiscal year during which Executive was employed by the Company (the “Pro Rata Bonus”), which Pro Rata Bonus shall be paid on the date that the Annual Bonus would otherwise have been paid had Executive remained employed with the Company. For purposes hereof, “Disability” means Executive’s incapacity due to physical or mental illness or injury as determined in writing and in good faith by a qualified independent physician selected by the Company subject to the consent of Executive, which consent shall not be unreasonably withheld or delayed, that the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive one hundred eighty (180) day period.

3.3        Termination by the Company for Cause. In the event the Company terminates Executive’s employment and the Term for Cause, subject to cure as described below, Executive shall be entitled to receive the Accrued Rights. “Cause” means: (i) a material breach by Executive of this Agreement, the Equity Agreements, or any written policy of the Company; (ii) the repeated, willful, and persistent failure by Executive to reasonably and substantially perform Executive’s duties under this Agreement; (iii) Executive’s willful misconduct or gross negligence which is injurious to the Company Group; or (iv) Executive’s indictment of or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude. No Cause shall exist unless the Board of Directors has provided Executive with written notice describing the particular circumstances giving rise to Cause, and has provided Executive the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If the Executive so effects a cure to the satisfaction of the Board of Directors, the notice of Cause shall be deemed rescinded and of no force or effect. If, within six (6) months following Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board of Directors following a reasonable and thorough investigation by the Company that Executive’s employment could have been terminated for Cause pursuant to clauses (i), (iii) or (iv), the Board of Directors unanimously finds that the particular circumstances giving rise to Cause were or are not reasonably susceptible to cure and the Company delivers written notice to Executive describing such circumstances giving rise to Cause, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

3.4        Termination by the Company without Cause or Resignation by Executive for Good Reason. If Executive’s employment and the Term is terminated by the Company without Cause or Executive resigns for Good Reason during the Term, Executive shall be entitled, in addition to the Accrued Rights and subject to Executive’s continued compliance with this Agreement and the Equity Agreements, and Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company Group substantially in the form attached hereto as Exhibit B (the “Release”) within the sixty (60) day period following the date of the termination of Executive’s employment (the “Release Period”), to continue to (i) receive for a period commencing on the Termination Date and extending for eighteen (18) months following the Termination Date (the “Severance Period”), Executive’s then-current Base Salary, with such amounts to be paid in substantially equal installments in accordance with regular payroll practices, less applicable withholdings and taxes through the Severance Period, (ii) participate in the Company’s medical, dental and health plans, at Executive’s cost but at the same rates as apply to active employees for the Severance Period, and (iii) receive the Pro Rata Bonus for the year of termination, which Pro Rata Bonus shall be paid on the date that the Annual Bonus would otherwise have been paid had Executive remained employed with the Company. If the Release Period spans two (2) calendar years, then payments that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in lump sum on the first payroll date that occurs in the second calendar year. The Company agrees that any payments made to Executive under this Section 3.4 will not be subject to mitigation. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent in writing and except as expressly permitted in this Agreement: (i) any material diminution in the Executive’s authority or responsibilities, (ii) any material reduction in Executive’s Base Salary or Target Bonus opportunity, (iii) a requirement by the Company that Executive relocate more than fifty (50) miles from Chicago, Illinois; or (iv) a material breach by the Company of any of its other obligations contained in this Agreement; provided, that Good Reason shall not occur unless Executive shall have (i) given a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, and (ii) given the Company thirty (30) days therefrom to cure such fact or circumstance and the Company shall have failed to so cure (it being understood that the Company cures the fact or circumstance giving rise to Good Reason, the notice of Good Reason shall be deemed rescinded and of no force or effect). Notwithstanding anything to the contrary in this Agreement, in the event that the termination of Executive’s employment and the Term hereunder qualifies as a Qualifying Termination under the Plan, including as modified by Section 2.5 of this Agreement, in addition to the above, subject to Executive’s continued compliance with this Agreement and the Equity Agreements and Executive’s execution, delivery and non-revocation of the Release, Executive shall be entitled to receive a bonus with respect to the fiscal year in which Executive’s employment and the Term terminates in the amount of the Target Bonus, paid on the date that bonuses with respect to such fiscal year are otherwise paid to executives who remain employed by the Company or its Affiliates.

3.5        Termination by Non-Extension of Term. Notwithstanding anything herein to the contrary, in the event either party elects not to extend the Term of this Agreement pursuant to Section 1.1 hereto, then the Term shall not be extended and Executive’s employment with the Company hereunder shall automatically terminate upon expiration of the Term. In the event of non-extension of the Term by the Company, unless Executive’s employment is earlier terminated otherwise pursuant to Section 3 hereof, Executive’s employment and the Term shall be deemed to have been terminated by the Company without Cause and Executive shall be entitled to receive the payments and benefits set forth under Section 3.4 hereof, subject to the terms thereof.

3.6        No Other Benefits Upon Termination. Except as provided in Sections 2.3, 2.5 or the applicable sub-section of this Section 3 and except for any vested benefits under any plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations upon the termination of Executive’s employment with the Company and the Term.

3.7        Cooperation with Company after Termination of Employment. Following termination of Executive’s employment and the Term for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company’s request for “reasonable cooperation” shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive. The Company shall reimburse Executive for any reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the Termination Date.

4.        NON-SOLICITATION & NON-COMPETITION

4.1        Non-Compete; Non-Solicit. Executive agrees that he shall not, directly or indirectly, during the Term and for the eighteen (18) month period following the Termination Date, (i) become an employee, director, or independent contractor, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or a consultant to, or perform any services for, any Person who derives or reasonably expects to derive, based upon a preponderance of facts and circumstances, more than 20% of its revenue from one or more Commercial Real Estate Services (a “Competing Business”), or (ii) solicit or hire or attempt to solicit or hire, as applicable, (A) any customer or supplier of the Company Group in connection with a Competing Business or to terminate or alter in a manner adverse to the Company Group such customer’s or supplier’s relationship with the Company Group, or (B) any employee or individual who was an employee within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company Group. “Commercial Real Estate Services” means those services of the type provided by the Company Group, including but not limited to the leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. For purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

4.2        Non-Disparagement. During the Term and thereafter, Executive agrees that he will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of the Company Group, its products, services, customers or suppliers, or any of its present or former officers, directors or employees. The Company shall instruct those employees with authority to speak on the matter not to make negative, derogatory or disparaging comments regarding the Executive.

4.3        Confidential Information. Executive acknowledges and agrees that all information regarding the Company Group or the activity of any member of the Company Group that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company Group, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. Confidential Information shall not mean information (i) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, (ii) which has been independently developed and disclosed by others, (iii) in Executive’s possession or known to Executive prior to his consulting for the Company and not disclosed to Executive by the Company or any affiliate of the Company (whether or not an affiliate of the Company at the time of such disclosure), including but not limited to information that is located on Executive’s rolodex (whether paper or electronic), or (iv) which has otherwise entered the public domain through lawful means. Executive further acknowledges and agrees that by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company Group would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the Term and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of his employment and the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which he may then possess or have under his control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.

4.4        Intellectual Property

    (a)        If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment with any member of the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

    (b)        Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

    (c)        Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

4.5        Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company Group and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 4 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach may be inadequate and the Company may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, may be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

5.        GENERAL PROVISIONS

5.1        Assignment; Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

5.2        Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	DTZ US NewCo, Inc.
77 West Wacker Drive, 18th Floor,
Chicago, IL 60601
Attention: General Counsel

With a copy to:	Caroline F. Hayday
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2005

If to the Executive, to the most recent address shown on the records of the Company

With a copy to:	Wendi S. Lazar

Outten & Golden LLP 3 Park Avenue, 29th Floor
New York, NY 10016
(212) 245-1000, ext. 9811

5.3        Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.

5.4        Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

5.5        Severability. In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.6        Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Illinois. The parties irrevocably consent to the jurisdiction of, and venue in, the courts in the state of Illinois, with respect to any matters pertaining to, or arising from, this Agreement.

5.7        Waiver of Jury Trial. The parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

5.8        Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including without limitation the Consulting Agreement . In the event of a conflict between this Agreement and any other agreement between the Company and Executive, this Agreement shall control.

5.9        Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

5.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

    5.11        Taxes.

(a)        The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.

(b)        The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

(c)        Code Section 280G. Each of the parties acknowledges and agrees that no payments to be made pursuant to this Agreement are intended to be “parachute payments” (as defined in Section 280G(b)(2) of the Code). In the event it is determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax in connection with any change in the ownership or control of the Company, then the Company and the Executive will confer in an attempt to qualify for the private company exception set forth in Code Section 280G(b)(5)(ii), to the extent the requirements of such exception are capable of being satisfied, it being understood and agreed that neither party shall be legally obligated to do so. Specifically, (a) the Company shall provide the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to such change in the ownership or control of the Company, (b) the Executive may in his discretion execute a waiver in a form acceptable to the Company, waiving his right to receive or retain any payments that could, in the absence of such shareholder approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code unless such payments are approved by the Company’s shareholders to the extent and in the manner prescribed under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, and (c) solely in the event Executive has executed such a waiver, the Company shall use its reasonable best efforts to hold a vote on such “parachute payments” by the Company’s shareholders in the manner contemplated by Q&A 7 of Treasury Regulations Section 1.280G, it being understood and agreed that the Company does not guarantee that such vote will be held or that approval of the “parachute payments” will be obtained.

5.12        Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled according to the parties’ agreement, or as required by law, the Company’s written policy as may be in effect from time to time (the “Clawback Policy”) or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

5.13        Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control that contain Confidential Information or otherwise relate to the business of the Company Group, and cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware, and shall otherwise return to the Company all property of the Company Group.

5.14        No Conflict. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement, non-solicit agreement or confidentiality agreement with any other Person which would interfere in any material respect with the performance of his duties hereunder.

5.15        Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 4 and 5 of this Agreement, shall survive the termination of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed on the date and year first written above.

DTZ US NEWCO, INC.		EXECUTIVE

By:	/s/ Ronald Cami	/s/ Duncan Palmer
	Name: Ronald Cami	Duncan Palmer
Title: President

EXHIBIT A

DTZ JERSEY HOLDINGS LIMITED

MANAGEMENT STOCKHOLDERS’ AGREEMENT

This MANAGEMENT STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of December 31, 2014, between DTZ Jersey Holdings Limited (the “Company”), the Majority Stockholder (as defined pursuant to Section 1 below) and                                      (the “Management Stockholder”).

WHEREAS, the Management Stockholder has been or may be offered an opportunity to purchase or otherwise acquire Shares (as defined below), and/or may be granted options to purchase Common Stock (the “Options”) pursuant to the DTZ Jersey Holdings Limited Management Equity Incentive Plan (the “Plan”) or restricted stock units settled in Common Stock (“RSUs”);

WHEREAS, as a condition to the issuance of any shares of Common Stock (including any equity securities in to which such shares of Common Stock may be converted or exchanged, the “Shares”) by the Company to the Management Stockholder, the Management Stockholder is required to execute this Agreement; and

WHEREAS, the Management Stockholder, the Majority Stockholder and the Company desire to enter into this Agreement and to have this Agreement apply to any Shares acquired by the Management Stockholder from whatever source;

NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

1.        Definitions. As used in this Agreement, capitalized terms not defined herein shall have the meanings set forth in the Plan, and otherwise shall have the meanings set forth in this Agreement.

2.        Investment; Issuance of Shares.

  (a)        The Management Stockholder represents that the Shares are being acquired for investment purposes only and not with a view toward the distribution thereof.

  (b)        Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Shares, which Shares shall be evidenced by book-entry into the books and records of the Company, and may only issue such certificates in the event the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. To the extent the Shares are certificated or become certificated in the future, the certificate for the Shares shall bear an appropriate legend as determined by the Board.

3.        Transfer and Lock-Up of Shares; Call Rights.

  (a)        Transfer and Lock-Up of Shares.

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(i)        The Management Stockholder agrees that he or she will not cause or permit the Shares or his or her interest in the Shares to be Transferred except as expressly permitted by this Section 3; provided, however, that, subject to the following sentence, the Shares or any such interest may be Transferred (A) on the Management Stockholder’s death by bequest or inheritance to the Management Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries, (B) to pay withholding taxes related to the exercise of an Option under the Plan or the settlement of RSUs, with the prior written consent of the Committee, (C) with the prior written consent of the Board, and (D) in accordance with Sections 3(b) and 4 of this Agreement, subject in each case to (1) paragraph (ii) of this Section 3(a), (2) compliance with all applicable tax, securities and other laws and (3) the agreement by each Transferee (other than the Company or as otherwise permitted by the Company in writing) in writing to be bound by the terms of this Agreement as if such Transferee had been an original signatory hereto. Notwithstanding anything to the contrary herein, Options (and any interests therein) shall be transferable only in accordance with Section 4.5 of the Plan.

(ii)        Notwithstanding the foregoing, in no event shall any Management Stockholder or Transferee be entitled to Transfer its Shares without the prior written consent of the Majority Stockholder and the Board, (x) to any Person (other than an Affiliate of the Company) that is a Competitor with the Company and/or its Affiliates or (y) to any Person who (directly or indirectly) (1) holds an ownership interest in any such Person equal to five percent (5%) or more or (2) has designated, or has the right to designate, a member of the board of directors of any such Person. In addition, and notwithstanding any provision of this Agreement to the contrary, no Management Stockholder or Transferee shall be entitled to Transfer its Shares at any time if such Transfer would:

(A)        violate the Securities Act, or any other securities or “Blue Sky” laws applicable to the Company or the Shares;

(B)        cause the Company to be required to register the Shares under Section 12(g) of the Exchange Act or comparable non-U.S. law;

(C)        cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time, or comparable non-U.S. law; or

(D)        be a “prohibited transaction” under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations issued thereunder (collectively, “ERISA”), or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

(iii)        The Management Stockholder agrees that, notwithstanding any provision in this Agreement to the contrary, he or she will not, without the prior written consent of the Board, during the period following an Initial Public Offering or any secondary registered equity offering during which the Majority Stockholders or

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Management Stockholders are subject to customary underwriter-imposed restrictions on the transfer of Shares, or if longer, the period during which the Management Stockholder is prohibited from selling Shares pursuant to Rule 144 under the Securities Act (the “Lock-Up Period”), (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares, Options or other securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by such Management Stockholder in accordance with the rules and regulations of the Commission), or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Following the expiration of the Lock-Up Period but prior to the Agreement Termination Date (as hereinafter defined), the Management Stockholder will be permitted to sell the pro rata portion of his or her Shares that bears the same ratio to the total Shares held by the Management Stockholder as the total number of Shares registered by the Majority Stockholder bears to the total number of Shares owned by Majority Stockholder as of the date the applicable registration statement for the Initial Public Offering or any secondary registered equity offering was filed with the Commission.

(iv)        Any purported Transfer of Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Shares pursuant to any such Transfer.

(v)        Prior to the Agreement Termination Date, no Management Stockholder or Transferee shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares or enter into any agreements or arrangements of either kind with any person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Management Stockholders or holders of Shares who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Shares, nor shall any Management Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Shares in any manner which is inconsistent with the provisions of this Agreement.

(b)        Company Call Right.

(i)        Except as provided in Section 3(b)(ii), and subject to Section 3(b)(iii), in the event the Management Stockholder’s Employment with the Company terminates for any reason prior to the Agreement Termination Date, the Company (or its designated assignee) shall have the right, during the one hundred and eighty (180) day period following the later to occur of (A) such termination of Employment and (B) the one hundred and eighty-first (181st) day after the Management

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Stockholder or Transferee has acquired the Shares to be sold pursuant to this Section 3(b) (with respect to any Share, the later to occur of (A) and (B), determined on a share-by-share basis, but applying to all Shares then owned by the Management Stockholder, the “Call Trigger Date”), to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Shares held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to the Fair Market Value of a Share determined as of the date such right is exercised.

(ii)        In the event that either the Management Stockholder’s Employment with the Company is terminated for Cause (or is retroactively deemed to have been terminated for Cause) or the Management Stockholder breaches an applicable restrictive covenants under an Option Grant Agreement, RSU grant agreement or employment agreement or otherwise Competes (each such obligation, to the extent applicable, a “Restrictive Covenant”), in either case prior to the Agreement Termination Date, the Company (or its designated assignee) shall have the right, during the later of (A) the one hundred and eighty (180) day period following the Call Trigger Date or (B) the ninety (90) day period following the date the Company knows or has reason to know that (1) the Management Stockholder’s Employment could be retroactively deemed to have been terminated for Cause or (2) the Management Stockholder has breached a Restrictive Covenant, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Shares held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to the lesser of (x) the fair market value of a Share determined by the Board in good faith and assuming the enterprise value of the Company is equal to the product of (a) seven (7) and (b) the calculated earnings before interest, taxes, depreciation, and amortization for the most recently completed fiscal year, adjusted for the impact of any acquisition, divestiture, or changes to planned capital expenditures and determined after the payment of management incentive awards (“EBITDA”), or (y) the price per Share at which the Management Stockholder acquired such Share.

(iii)        In the event that the Management Stockholder’s Employment with the Company is terminated as a result of the Management Stockholder’s voluntary resignation without Good Reason, prior to the Agreement Termination Date, the Company (or its designated assignee) shall have the right, during the one hundred and eighty (180) day period following the Call Trigger Date, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Shares held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to the lesser of the price as calculated pursuant to Section 3(b)(i) hereof and the fair market value of a Share determined by the Board in good faith and assuming the enterprise value of the Company is equal to the product of (x) seven (7) and (y) EBITDA.

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(iv)        The Company (or its designated assignee) shall exercise the call rights described in this Section 3(b) by delivering to the Management Stockholder or Transferee, as applicable, a written notice specifying its intent to purchase Shares held by the Management Stockholder or Transferee (the “Call Notice”) and the number of Shares to be purchased. The Company’s call right shall be deemed exercised as of the date on which the Company delivers such Call Notice to the Management Stockholder or Transferee. Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall be no later than thirty (30) days after the end of the fiscal quarter in which the Call Notice is delivered. The Company will use commercially reasonable efforts to make the payment for the Shares in cash on the date of such purchase and sale; provided that if, despite using such efforts, such payment will result in a violation of the terms or provisions of, or result in a default or event of default under, any guarantee, financing or security agreement or document entered into by the Company or any of its Affiliates and in effect on such date (hereinafter a “Financing Agreement”), the Company may delay any such payment. In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, such payment shall be made without the application of further conditions or impediments as soon as practicable after the payment of such purchase price would no longer result in a violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the Management Stockholder or Transferee if no delay had occurred plus interest for the period from the date on which the purchase price would have been paid but for the delay in payment provided herein to the date on which such payment is made (the “Delay Period”), calculated at an annual rate equal to the long-term federal applicable rate in effect on the first day of the Delay Period. Notwithstanding anything to the contrary, in the event of any delay, the purchase and sale shall occur no later than thirty (30) days after the Company is permitted to finance the repurchase.

(v)        In the event that the Company exercises its call right to purchase Shares from the Management Stockholder under Sections 3(b)(i) or (iii) and, following the date that the Company pays the Management Stockholder the applicable purchase price for such Shares, the Management Stockholder breaches a Restrictive Covenant or is retroactively deemed to have been terminated for Cause, the Management Stockholder or the Management Stockholder’s Transferee shall pay to the Company, within thirty (30) days following the date on which the Management Stockholder breached a Restrictive Covenant or the date of such termination, as applicable, an amount equal to the excess of (A) the amount the Company paid the Management Stockholder or Transferee to purchase such Shares over (B) the amount the Company would have been required to pay the Management Stockholder or Transferee for such Shares if the Company had purchased the Shares pursuant to Section 3(b)(ii).

(vi)        If, following the Agreement Termination Date, the Management Stockholder’s Employment is terminated for Cause (or retroactively deemed to have been terminated for Cause) or the Management Stockholder breaches a Restrictive Covenant, the Management Stockholder or the Management Stockholder’s Transferee shall pay to the Company, within thirty (30) days following the date of such termination or the date

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on which the Management Stockholder breached such Restrictive Covenant, as applicable, an amount equal to the amount which, as a result of the settlement of equity awards granted to the Management Stockholder at any time following or within one (1) year prior to the date of such termination or the date on which the Management Stockholder breached such Restrictive Covenant, as applicable, the Management Stockholder or the Management Stockholder’s Transferee will be required to recognize in income for U.S. federal income tax purposes (or would have been required to recognize as income if the Management Stockholder was subject to U.S. federal income taxes).

4.        Certain Rights. Subject to compliance with applicable securities laws and Section 15 hereof:

  (a)        Drag Along Rights. If the Majority Stockholder desires to Transfer, prior to the later of the Agreement Termination Date and the end of the Lock-Up Period, 25% or more of its direct or indirect pecuniary interest (as defined in Rule 16a-1 under the Exchange Act) in any Shares, in a single transaction or a series of related transactions, to a good faith independent purchaser (a “Purchaser”) (other than any Affiliate of the Majority Stockholder, other investment partnership, limited liability company or other entity established for investment purposes and controlled by one or more of the members (other than passive investors) or the principals of the Majority Stockholder or any of their affiliates and other than any Employees of the Majority Stockholder or their affiliates, hereinafter referred to as a “Permitted Transferee”) upon such terms and conditions as agreed to with the Majority Stockholder, the Management Stockholder or Transferee agrees, at the request of the Majority Stockholder, to sell to such Purchaser a number of its Shares not to exceed (i) the number of Shares held by such Management Stockholder or Transferee multiplied by (ii) a fraction, the numerator of which is the aggregate number of Shares in which the Majority Stockholder has a pecuniary interest that the Majority Stockholder has proposed to be transferred, and the denominator of which is the aggregate number of Shares in which the Majority Stockholder has a pecuniary interest (or to vote such number of Shares in favor of any merger or other transaction which would effect a sale of such Shares) at the same price per Share and pursuant to the same terms and conditions with respect to payment for the Shares as agreed to by the Majority Stockholder; provided that, except with respect to any liability incurred by such Management Stockholder or any Transferee individually, the Management Stockholders and any Transferees shall not be liable to a Purchaser for an amount greater than the proceeds from the sale. In such case, the Majority Stockholder shall give written notice of such sale to the Management Stockholder or Transferee at least ten (10) days prior to the consummation of such sale, setting forth (A) the consideration to be received by the holders of Shares, (B) the identity of the Purchaser, (C) any other material terms and conditions of the proposed Transfer and (D) the date of the proposed Transfer. The Company shall be responsible for the proportionate share of the costs of the proposed Transfer incurred by the Management Stockholders and any Transferees to the extent not paid or reimbursed by the proposed Purchaser or by the Company.

   (b)        Tag Along Rights.

   (i)        If one or more Majority Stockholder or its Permitted Transferee proposes to sell, prior to the Agreement Termination Date, 25% or more of its pecuniary interest in any Shares to a Purchaser (other than a Permitted Transferee), other than a

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transfer through an Initial Public Offering or any secondary registered equity offering, then the Majority Stockholder or his or her Permitted Transferee (hereinafter referred to as a “Selling Stockholder”) shall give written notice of such proposed Transfer to the Management Stockholder or Transferee (the “Selling Stockholder’s Notice”) at least ten (10) days prior to the consummation of such proposed Transfer, and shall provide notice to all other stockholders of the Company to whom the Majority Stockholder has granted similar “tag-along” rights (such stockholders together with the Management Stockholder or Transferee, referred to herein as the “Other Stockholders”) setting forth the proposed material terms and conditions of such Transfer (including price per Share).

  (ii)        The Management Stockholder or Transferee shall have the right to elect, by delivery of written notice to the Majority Stockholder within ten (10) days from the date of delivery of the Selling Stockholder’s Notice, to sell to the proposed Transferee a number of its Shares, not to exceed the product of (A) the total number of Shares, owned or held by the Management Stockholder or Transferee and (B) a fraction, the numerator of which is the aggregate number of Shares in which the Majority Stockholder has a pecuniary interest that the Majority Stockholder has proposed to be Transferred, and the denominator of which is the aggregate number of Shares in which the Majority Stockholder has a pecuniary interest, on the same terms and conditions (including price per share of Common Stock) as agreed to by the Selling Stockholder. In the event that the Transferee does not wish to acquire all of the Shares offered by the Management Stockholder or Transferee, the number of Shares to be purchased by such Transferee shall be allocated pro rata among the Majority Stockholder and the Other Stockholders in accordance with the number of Shares that each such stockholder elected to transfer to the Transferee.

  (iii)        In order to be entitled to exercise its rights pursuant to this Section 4(b), the Management Stockholder or Transferee must agree to make to the proposed Purchaser representations, warranties, covenants, indemnities and agreements comparable to those made by the Selling Stockholder in connection with the proposed transfer and agree to the same conditions to the proposed transfer as the Selling Stockholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Selling Stockholder, the Management Stockholder or Transferee and any Other Stockholder exercising similar tag-along rights severally and not jointly (notwithstanding the above, any Management Stockholder or Transferee that is subject to an effective non-competition obligation in favor of the Company shall not be required to execute or agree to a non-competition obligation that is broader than such existing obligation, it being understood that such Management Stockholder or Transferee may be required to enter into such an obligation in favor of the proposed Purchaser or its affiliates and that in and of itself shall not constitute a broader obligation). The Selling Stockholder, the Management Stockholder or Transferee and any Other Stockholder who exercises similar tag-along rights each shall be responsible for its proportionate share of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed Purchaser or the Company.

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(c)        Permitted Transferees. Any Permitted Transferee to which a Majority Stockholder’s pecuniary interest in any Shares is Transferred shall agree to execute this Agreement as a condition to such Transfer.

5.        Registration. The Company shall have no obligation to register the Shares.

6.        Termination. This Agreement shall terminate immediately following the later to occur of (i) an Initial Public Offering and (ii) the seventh (7th) anniversary of the Closing (the “Agreement Termination Date”); provided that the provisions of Sections 2, 3(a)(ii), 3(a)(iii), 3(b), 6 and 8 shall survive the termination of this Agreement.

7.        Acknowledgements of the Management Stockholder, the Majority Stockholder and the Company. The Management Stockholder acknowledges that the Majority Stockholder will own its own Shares and that the Majority Stockholder will have governance and other rights with respect to the Company that are different from (and may be greater than) the rights to which the Management Stockholder is entitled pursuant to this Agreement.

8.        Publicity and Confidentiality. Each of the parties hereto shall keep confidential this Agreement and the transactions contemplated hereby, and any nonpublic information received pursuant hereto, and shall not disclose, issue any press release or otherwise make any public statement relating hereto or thereto without the prior written consent of the Majority Stockholder unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and each Management Stockholder shall be free to release such information) for disclosures to each Management Stockholder’s immediate family members, attorneys, accountants and other professional advisers, in each case so long as such Persons agree to keep such information confidential.

9.        Amendment; Assignment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or their authorized representatives or, in the case of a waiver, by the party or an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. Except for the Management Stockholder’s right to assign his or her rights in accordance with Section 3(a) or the Company’s right to assign its rights under Section 3(b), no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

10.        Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Majority Stockholder, to each of:

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TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

PAG Asia I LP

c/o 32/F, AIA Central

1 Connaught Road Central

Hong Kong

Attention: Elaine Chen

Ontario Teachers’ Pension Plan Board

3650 Yonge Street

Toronto, Ontario ON M2M 4h5

Attention: Raju Ruparelia and Legal Department

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Caroline F. Hayday

If to the Company, to:

DTZ Jersey Holdings Limited

Second Floor, Stirling Square

5-7 Carlton Gardens

London, SW1Y 5AD, United Kingdom

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Caroline F. Hayday

If to the Management Stockholder, to its most recent address shown on records of the Company or its Affiliate;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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11.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

12.        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the provisions governing conflict of laws.

13.        Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

14.        Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

15.        No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

16.        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

17.        Severability. If any term, provision, covenant or restriction of this Agreement, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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18.        Section 409A. To the extent applicable, this Agreement will be construed to comply, and administered in compliance, with Section 409A of the Code.

19.        Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

*    *    *    *    *    *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DTZ Jersey Holdings Limited

By:
Name:
Title:

TPG ASIA VI SF PTE. LTD

By:
Name:
Title:

PAGAC DRONE HOLDING I LP

By:
Name:
Title:

2339532 ONTARIO LTD

By:
Name:
Title:

[Signature Page to Management Stockholders’ Agreement]

Management Stockholder

I hereby represent that I have carefully read and understand, and agree to be bound by, the terms of the Management Stockholders’ Agreement dated as of the date set forth above.

Agreed to and Accepted by:
Signature

Date

Please print your name and address:

[Signature Page to Management Stockholders’ Agreement]

EXHIBIT B

RELEASE AGREEMENT

This Release Agreement (“Release”) is hereby made between [●] (“Executive”) and DTZ US NewCo, Inc.1 (the “Company”),

I.        RECITALS

WHEREAS, Executive and the Company have entered into an Employment Agreement dated March 16, 2015 (the “Employment Agreement”), pursuant to which Executive may be entitled to receive severance and certain benefits pursuant to Section 3.4 or 3.5 of the Employment Agreement, as applicable (the “Severance Benefits”) in the event of certain specified terminations of employment, subject to and conditioned upon his execution of a general release.

WHEREAS, Executive and the Company desire to enter into this Release, in satisfaction of such condition under the Employment Agreement.

II.        TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties hereby agree as follows:

1.        Separation. Executive’s employment with the Company and all of its subsidiaries and Affiliates ended effective                ,         . Executive has the right to receive Severance Benefits subject to his execution of this Release, as provided under the Employment Agreement.

2.        General Release and Covenant Not to Sue. Executive hereby releases, remises and acquits the Company and/or its direct or indirect parents, subsidiaries, affiliates and related entities, and all of their predecessors, successors, assigns, trustees and current or former officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys and advisers (collectively, the “Releasees”), jointly and severally, from any and all claims, known or unknown, which Executive or Executive’s heirs, successors or assigns have or may have against any of the Releasees arising on or prior to the date of execution of this Agreement and any and all liability which any of the Releasees may have to Executive, heirs, successors and assigns whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however, denominated, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, any other federal, state or local law and any workers’ compensation or disability claims under any such laws or claims under any contract. This release relates to claims by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution hereof. Executive further agrees that Executive will not file or permit to be filed on Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with

[1]	To be updated to reflect change to employing entity as of time of termination, if any.

the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on Executive’s behalf. In addition, this release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company pursuant to this Agreement, any rights in the nature of indemnification which Executive may have with respect to claims against Executive relating to or arising out of his employment with the Company, or any vested benefit to which Executive is entitled under any tax qualified pension plan of the Company, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute.

3.        Voluntary Agreement. Executive understands and acknowledges the significance and consequences of this Release, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Executive was hereby advised of Executive’s right to seek the advice of an attorney prior to signing this Release. Executive and Company each acknowledge that they have signed this Release only after full reflection and analysis, that they understand it and are entering into it voluntarily.

4.        Period for Consideration of Agreement and Other Matters. Executive acknowledges that, before signing this Release, Executive was given a period of at least twenty-one (21) days to consider this Release. Executive also understands that he has the right to change his mind and cancel this Release by providing written notice to the Company no later than seven (7) days following the date that Executive has signed it. This Release will not be effective until the end of this seven (7) day period. Executive acknowledges that Executive was advised to consult with legal counsel prior to executing a copy of this Release.

5.        Non-Admission. Executive and the Company agree that this Agreement does not constitute and shall not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by Executive or the Release Parties. Executive and the Company further agree that this Release shall not be admissible in any proceeding without Executive’s and the Company’s written consent, except for a proceeding instituted by Executive or the Company challenging the validity of this Release, a proceeding by Executive or the Company alleging a breach of this Release or the Employment Agreement, any proceeding in which a defense is asserted based on any provisions of this Release, or as otherwise required by law.

6.        Choice of Law, Interpretation and Severability. Executive and the Company agree that this Agreement shall be governed by Illinois law and may be modified by the Company, from time to time, to reflect any applicable changes in Illinois law. Executive and the Company agree that this Agreement shall not be construed against any party on account of authorship and, if a court finds any part of this Agreement to be illegal or invalid, the illegal or invalid portion of the Agreement shall be severed and the rest of the Agreement will be enforceable. Moreover, if

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any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

7.        Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

8.        Entire Agreement. Except as otherwise set forth herein, the terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

AGREED TO AND ACCEPTED BY:

Executive	DTZ US NewCo, Inc. [2]

Date:	Name:
Title:

[2]	To be updated to reflect change to employing entity as of time of termination, if any.

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